Exhibit 99.1

Contact:
Sameer Desai, Vice President, Corporate Development & Investor Relations Sameer.desai@ttmtech.com 714-327-3050

TTM Technologies, Inc. Announces the Retirement of its CFO and Appoints a CFO Successor

Santa Ana, CA – August 2, 2023 – TTM Technologies, Inc. (NASDAQ: TTMI or The Company), a leading global manufacturer of technology solutions including mission systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies, and printed circuit boards (“PCB”), today announced that Todd B. Schull, the Company’s Chief Financial Officer, intends to retire at the end of 2023.

Mr. Schull has also notified the Company of his intention to step down as the Company’s Executive Vice President & Chief Financial Officer, effective September 11, 2023. From September 11, 2023 to December 31, 2023, Mr. Schull intends to serve as a special advisor to the Company’s Chief Executive Officer, Thomas T. Edman.

In addition, the Company announced today that Daniel L. Boehle, age 51, has been appointed to succeed Mr. Schull as Executive Vice President and Chief Financial Officer of the Company, with a projected effective date of September 11, 2023. Mr. Boehle is expected to join the Company on August 21, 2023. From August 21, 2023 to September 11, 2023, Mr. Boehle is expected to serve as Executive Vice President of Finance for the Company.

Mr. Boehle has served as Vice President and Chief Financial Officer for Aerojet Rocketdyne Holdings, Inc. (“Aerojet”), a world-recognized technology-based engineering and manufacturing company that develops and produces specialized power and propulsion systems, as well as armament systems, since August 2020. From August 2017 to July 2020, Mr. Boehle was Vice President, Controller, and Chief Accounting Officer for Aerojet. Before joining Aerojet, Mr. Boehle served in various leadership roles across Corporate Accounting, Financial Reporting, and Financial Planning and Analysis at Northrop Grumman Corporation. Before joining Northrop Grumman Corporation, he held positions at KPMG LLP and KPMG Australia Ltd. Mr. Boehle has a B.S. in Accounting from Loyola Marymount University and a Master of Business Administration with an Emphasis in Finance and Entrepreneurship from the UCLA Anderson School of Management.

“Today we reflect on the past and embrace the future. I would like to thank Todd Schull for his 10 plus years of service to TTM and congratulate him on his sterling career. I speak for all of the TTM family as we wish him immense joy and fulfillment in his retirement. I am grateful for his leadership and friendship and will always cherish the invaluable contributions he made to TTM and his partnership with me. While we honor Todd for his career as he approaches retirement, we welcome Dan with excitement and open arms. I am confident that with Dan’s experience and expertise, he will help us to continue to forge a path of excellence as we execute on our core vision of inspiring innovation as a global preeminent technology solutions company.” said Tom Edman, TTM’s Chief Executive Officer.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions including mission systems, RF components/RF microwave/microelectronic assemblies, quick-turn and technologically advanced PCBs. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Contact:
Sameer Desai, Vice President, Corporate Development & Investor Relations Sameer.desai@ttmtech.com 714-327-3050

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of COVID-19, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.